SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: January 27, 2004

FIRSTBANK CORPORATION
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation	000-14209 (Comission File Number)	38-2633910 (IRS Employer Identification No.)

311 Woodworth Avenue Alma, Michigan (Address of principal executive office)	48801 (Zip Code)

Registrant’s telephone number,
including area code: (989) 463-3131

Item 7.	Financial Statements and Exhibits.

Exhibit

99.1 Press release dated January 27, 2004 with respect first quarter cash dividend.

Item 9	Regulation FD Disclosure.

On January 27, 2004, Firstbank Corporation ("Firstbank") issued a news release with respect to its declaration of a $0.20 per share quarterly cash dividend to be paid March 12, 2004 to shareholders of record on February 27, 2004. A copy of the news release is attached as Exhibit 99.1.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 27, 2004	FIRSTBANK CORPORATION (Registrant)

By:	/s/ Samuel G. Stone
Samuel G. Stone Executive Vice President and CFO

EXHIBIT INDEX

99.1	Press Release dated January 27, 2004 with respect to declaration of a $0.20 per share quarterly cash dividend to be paid March 12, 2004.

EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Samuel G. Stone
Date Submitted: January 27, 2004	Executive Vice President and
NASDAQ Symbol: FBMI	Chief Financial Officer
(989) 466-7325

Firstbank Corporation Announces First Quarter Cash Dividend

Alma, MI — Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced today that a $0.20 per share quarterly cash dividend will be paid March 12, 2004, to shareholders of record as of February 27, 2004.

The $0.20 per share cash dividend remains unchanged from the prior quarter. This rate, combined with the 5% stock dividend paid on December 31, 2003, represents a 10.5% increase in dividends per share compared to the year ago level.

Firstbank Corporation, headquartered in Alma, Michigan is currently a five bank financial services company with assets of $776 million and 35 banking offices located in central and northeast Michigan. Bank subsidiaries include: Firstbank — Alma; Firstbank (Mt. Pleasant); Firstbank — West Branch; Firstbank - Lakeview; and Firstbank — St. Johns. Other corporate affiliates include 1st Armored, Inc.; 1st Title; Gladwin Land Company, Inc.; and C. A. Hanes Realty, Inc. Investment services are available through affiliations with CB Wealth Management N.A., MML Investors Services, Inc., and Raymond James Financial Services Inc.